PriceWaterHouse Coopers

PRiceWaterHouse Coopers
350 S. Grand Ave.
Los Angeles, CA 90017
Telephone (213) 236-3000


To the Board of Directors and Stockholders of Greenpoint Financial Corporation


We have examined management's assertion about
Greenpoint Mortgage Funding, Inc.,(the "company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation
Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2003 included in the accompanying management assertion
(see Exhibit I). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on manangments assertion about the Company's compliance based on our examination.

Our examination was made in accordance with the Attestation standards established by the American
Institute of Certified Public Accountant, and accordingly, included examining on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and foir the year ended December 31, 2003 is fairly stated, in all material respects.

/s/Price Waterhouse Coopers LLP

March 25, 2004


Exhibit 1


Management's Assertion Concerning Compliance with USAP Minimum Servicing Standards


As of and for the year ended December 31, 2003, Greenpoint Mortgage Funding, Inc. (the "Company"), has complied in all material respects with the minimum servicing standards set forth in the Mortgage
Bankers Association of America's Uniform Single
Attestation Program for Mortgage Bankers.

As of and for this same period, the Greenpoint Bank maintained on behalf of the Company,errors and omissions and employee fidelity bond insurance policies in the amount of $20,000,000 and $50,000,000 respectively.


/s/Becky Poisson
Becky Poisson
Executive Vice President of
Operations and Technology

/s/Nathan Hieter
Nathan Hieter
Controller

/s/David Petrini
David Petrini
Chief Financial Officer

/s/S.A. Ibrahim
S.A. Ibrahim
Chief Executive Officer